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                       AMERICAN HERITAGE MANAGEMENT CORP.

                                 CODE OF ETHICS

I.     DEFINITIONS

       A. " Access Person" means any director, officer general partner or advisory person of the Funds.

       B.     "Act" means the Investment Company Act of 1940.

       C.     "Advisor" means American Heritage Management Corp.

       D. "Advisory Person" means: (i) any employee of the Advisor or of any company in a control relationship to the Advisor, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Advisor who obtains Information concerning recommendations made to the Funds with regard to the purchase or sale of Covered Securities by the Funds.

       E. A Covered Security is "being considered for purchase or sale" when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

       F. "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and rules promulgated thereunder.

       F. "Control" has the same meaning as that set forth in Section 2(a)(9) of the Act.

       G. "Covered Security" means a security as defined in Section 2(a)(36) of the Act, except that it does not include:

              (i)    Direct obligations of the Government of the United States;

              (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

              (iii)  Shares issued by open-end registered investment companies.


       H. "Funds" means The American Heritage Funds, Inc. and American Heritage Growth Funds, Inc.


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       I.     "Initial Public Offering" means an offering of securities
              registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

       J. "Investment personnel" means: (i) any employee of the Advisor or of any company in a control relationship to the Advisor who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Funds; and (ii) any natural person who controls the Advisor and who obtains information concerning recommendations made to the Funds regarding the purchase or sale of securities by the Funds.

       K. A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

       L. "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

II.    APPROVAL AND MAINTENANCE OF CODE OF ETHICS

       A. No less frequently than annually, the officers of Adviser shall furnish a report to the Board of Directors of the Advisor:

              (i) Describing issues arising under this Code of Ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code of ethics and sanctions imposed in response to such material violations. Such report shall also include a list of Access Persons under the Code of Ethics.

              (ii) Certifying, if true, that the Advisor has adopted such procedures as are reasonably necessary to prevent Access Persons from violating the Code of Ethics.

       B. The officers of the Advisor shall furnish a written report to the Board of Directors of the Funds describing any material changes made to this Code of Ethics within ten days after making any such material change.

       C. This Code of Ethics and the certifications and reports required hereby shall be maintained by a person designated by the Advisor to do so.

III.   EXEMPTED TRANSACTIONS

       The prohibitions of Section IV of this Code of Ethics shall not apply to:

       (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control. Purchases or sales of Covered Securities which are not eligible for purchase or sale by the Funds.


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       (b)    Purchases or sales which are non-volitional on the part of either the Access Person or the Funds.

       (c) Purchases which are part of an automatic dividend reinvestment plan.

       (d) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

       (e) Purchases or sales which receive the prior approval of the Funds's Board of Directors because they are only remotely potentially harmful to the Funds because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Funds.

IV.    PROHIBITED ACTIVITIES

       A. Except in a transaction exempted by this Code of Ethics, no Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by a Funds or is being purchased or sold by a Funds.

       B. Except in a transaction exempted by this Code of Ethics, Investment Personnel of the Funds must obtain approval from the Funds's Board of Directors before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

V.     REPORTING

       A. Reports Required. Unless excepted by this Code of Ethics, every Access Person of the Advisor must report to the Advisor:

              (i) Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information:

                     A. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

                     B. the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                     C. The date that the report is submitted by the Access Person.

              (ii) Quarterly Transaction Reports. No later than 10 days after the end of a calendar quarter, the following information:


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                     A.     With respect to any transaction during the quarter
                            in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

                            1. The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                            2.     The nature of the transaction (i.e.,
                                   purchase, sale or any other type of
                                   acquisition or disposition);

                            3. The price of the Covered Security at which the transaction was effected;

                            4. The name of the broker, dealer or bank with or through which the transaction was effected; and

                            5. The date that the report is submitted by the Access Person.

                     B. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                            1. The name of the broker, dealer or bank with whom the Access Person established the account;

                            2.     The date the account was established; and

                            3. The date that the report is submitted by the Access Person.

              (iii) Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted):

                     A. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

                     B. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                     C. The date that the report is submitted by the Access Person.

       B.     Exception from Reporting Requirements.

              A person need not make a report with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.


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       C.     Review of Reports. The Advisor shall designate a person to review all reports filed pursuant to this Code of Ethics.

       D. Notification of Reporting Obligation. The Advisor shall identify all Access Persons who are required to make the reports and shall inform them of their reporting obligation.

       E. Beneficial Ownership. Any report may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

VI.    SANCTIONS

       Upon discovering a violation of this Code of Ethics, the Board of Directors of the Advisor may impose such sanctions as it deems appropriate.